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                                    EXHIBIT 23.1


                     CONSENT OF KPMG LLP OF MAY 17, 1999


The Board of Directors
Ontro, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Ontro, Inc. of our reported dated February 12, 1999, relating to the consolidated balance sheets of Ontro, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1998 and for the period from inception (November 8, 1994) to December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-KSB of Ontro, Inc.



San Diego, California
May 17, 1999